UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 16, 2011

SEMILEDS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34992	20-2735523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F, No.11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.	350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +886-37-586788

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 16, 2011, SemiLEDs Optoelectronics Co., Ltd. (“Taiwan SemiLEDs”), a wholly-owned subsidiary of SemiLEDs Corporation (the “Company”), renewed a loan agreement with E. Sun Bank (the “Lender”) that had expired on March 18, 2011. The renewed loan agreement (the “Comprehensive Loan Agreement”) provides for the following three facilities: (i) an unsecured revolving credit facility that permits Taiwan SemiLEDs to borrow loans from time to time in an aggregate principal amount of up to NT$100,000,000 (approximately US$3.5 million at the exchange rate of NT$28.82 to US$1.00) (the “Line of Credit”) for working capital purposes; (ii) the issuance of overseas letters of credit of up to an aggregate of US$6.5 million (the “Overseas Letters of Credit”); and (iii) financing of up to US$6.5 million in the aggregate for international transactions using the documents against acceptance (D/A), documents against payment (D/P) or open account (O/A) payment methods (the “International Financing”). Under the Comprehensive Loan Agreement, the total amount drawn down by Taiwan SemiLEDs from the three facilities may not exceed NT$200,000,000 (approximately US$7.0 million at the exchange rate of NT$28.82 to US$1.00) in the aggregate. The term of the Comprehensive Loan Agreement is from May 19, 2011 to May 19, 2012.

Under the Line of Credit, the term of each borrowing must not exceed 180 days and the interest rate on such borrowing is to be calculated on a variable basis based on the market interest rate for commercial paper of the Lender recorded on the date of each respective loan drawdown application, plus an annual rate of 0.75%.

Under the Overseas Letters of Credit, the application fee is 0.075% of the draft or advance payment under each respective letter of credit but in no event less than NT$400. The term under each respective letter of credit must not exceed 270 days. The interest rate for a draft or advance payment is to be calculated on a variable basis based on: (i) the fixed one-month deposit rate index of the Lender plus an annual rate of 0.61% in the event that Taiwan SemiLEDs applies for a short-term loan in New Taiwan Dollars to offset the borrowings under each overseas letter of credit. The term for such short-term loan must not exceed 180 days; or (ii) the SIBOR rate (or the LIBOR rate if the draft or advance payment is denominated in currencies other than U.S. dollars) plus an annual rate of 0.7% divided by 0.946 for U.S. dollar loans. The term for such short-term loan must not exceed 180 days.

Under the International Financing, the financing period must not exceed 180 days and the interest that is payable is to be calculated on a variable basis based on: (i) the SIBOR rate (or the LIBOR rate if the financing arrangement is denominated in currencies other than U.S. dollars) plus an annual rate 0.7% divided by 0.946 for U.S. dollar loans; or (ii) the fixed one-month deposit rate index of the Lender plus an annual rate of 0.61% in the event that Taiwan SemiLEDs applies for a short-term loan in New Taiwan Dollars to offset the borrowings under the International Financing.

The Comprehensive Loan Agreement expires if the first drawdown is not made on or prior to September 19, 2011. In addition, the properties that Taiwan SemiLEDs previously pledged to the Lender pursuant to existing loan agreements between Taiwan SemiLEDs and the Lender will not be released if there is any outstanding balance under either such existing loan agreements or the Comprehensive Loan Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2011	SemiLEDs Corporation

	By:	/s/ David Young
Name: David Young
Title: Chief Financial Officer